Exhibit 3

                         AMENDMENT TO BY-LAWS OF
                     CARPENTER TECHNOLOGY CORPORATION
                     --------------------------------

     By resolution adopted at a duly convened meeting of the Board of Directors of the Company held on August 8, 1996, the Board revised
Section 2.6 of the Company's By-Laws to read as follows:

          2.6  Resignation and Retirement of Directors.  Any director
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          may resign at any time by giving written notice to the
          Chief Executive Officer or Secretary of the Corporation, to take effect at the time specified therein. The acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make it effective. Unless otherwise provided by resolution of the Board, any director who is also an officer of the Corporation shall retire from the Board upon the earlier of (a) attaining age 65 or
          (b) retirement as an officer of the Corporation. Unless otherwise provided by resolution of the Board, any Director who is not an Officer of the Corporation shall retire from the Board at the next Annual Meeting of Stockholders after the Director attains the age of 70.































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